Exhibit 99.1
Recursion Provides Business Updates and Reports First Quarter 2023 Financial Results

•Entered into agreements to acquire Cyclica and Valence to bolster digital chemistry and generative AI capabilities in order to further create new chemical composition of matter for novel biological targets
•Advanced 4 active clinical trials, including an exploratory Phase 2 study of REC-994 in Cerebral Cavernous Malformation where more than 80% of planned participants have enrolled
•Phase 2 trial in AXIN1 or APC mutant solid tumors remains on track to initiate in early 2024
•Advanced our RBM39 HR-proficient ovarian cancer program (previously identified as Target Gamma) to the preclinical stage and have initiated IND-enabling studies

SALT LAKE CITY, May 8, 2023 — Recursion (Nasdaq: RXRX), a clinical stage TechBio company leading the space by decoding biology to industrialize drug discovery, today reported business updates and financial results for its first quarter ending March 31, 2023.

“Recursion has pioneered the massive, parallel generation of -omics data with machine learning in order to map and navigate biology to discover new medicines faster. The strategic acquisitions of Cyclica and Valence add industry-leading capabilities in digital chemistry, as well as machine-learning and artificial intelligence, which combined with our large-scale automated wet-laboratories and supercomputing capabilities, enables us to deploy what I believe is the most complete, technology-enabled drug discovery solution in the biopharma industry. We look forward to showing the world proof of the compounding benefit of this full-stack approach through the rapid acceleration of our pipeline and partnerships. Amidst a rapidly accelerating global race for technology talent, these acquisitions cement Recursion as the center of gravity for the best and brightest in ML and AI who want to reimagine how drugs are discovered,” said Chris Gibson, Ph.D., Co-Founder and CEO of Recursion. “I am so excited to welcome the Cyclica and Valence teams to Recursion, especially at such a dynamic moment in history when machine learning and artificial intelligence are creating so much rapid change across every industry.”

Summary of Business Highlights
•Digital Chemistry and Generative AI Acquisitions
◦Cyclica: Cyclica has built an industry-leading digital chemistry software suite which enables mechanism of action deconvolution, generative chemistry and molecular optimization tools. Recursion completed a prospective, blinded evaluation of their software against challenging internal programs, where we gained deep confidence in the power of their tools and reinforced our belief that this team could accelerate Recursion’s work across its pipeline and partnerships by rapidly advancing the discovery of new chemical entities. We believe that Cyclica’s tools will enhance the optimization of our compounds for efficacy while minimizing liabilities through generative machine learning approaches. The company is located in Toronto, where Recursion maintains its biggest hub outside of its headquarters, and the teams at Cyclica will be fully integrated into Recursion.
◦Valence: Valence is a ML/AI-native digital chemistry company which has pioneered the development of novel hybrid graph neural networks and transformers for state-of-the-art chemical property prediction. The small team at Valence has led a massive open-science movement with a network of academic collaborators at the pinnacle of machine learning, chemistry and other fields. Based in Montréal, where Recursion also maintains a ML research team, Valence will work on cutting-edge applied ML research across chemistry and biology. We believe that the technology they have built and will build will enable acceleration of our work at Recursion across many fields, beginning with generative design of new molecules, DMPK predictions and more. Combined with Recursion’s wet-lab data generation capabilities and one of the largest relatable datasets in the industry, the team will also accelerate ongoing internal work to build foundation models, large-language models and other approaches leveraging active learning.
◦Financial Impact of Acquisitions: Recursion has entered into agreements to acquire Cyclica for a purchase price of $40 million and Valence for a purchase price of $47.5 million, in each case subject to customary closing and post-closing purchase price adjustments. The purchase price in the acquisitions will be payable in the form of shares of Recursion Class A common stock, shares of a subsidiary of Recursion exchangeable for shares of Recursion’s Class A common stock and the assumption of certain outstanding Valence and Cyclica options. In certain circumstances, Recursion may pay cash consideration to Valence and Cyclica shareholders in lieu of such exchangeable shares or Recursion Class A common stock. Recursion expects no material change to its cash runway as a result of these acquisitions. Recursion expects both acquisitions to be completed in the second quarter of 2023, subject to applicable closing conditions.
•Internal Pipeline
◦Cerebral Cavernous Malformation (CCM) (REC-994): Our Phase 2 SYCAMORE clinical trial is a double-blind, placebo-controlled safety, tolerability and exploratory efficacy study of this drug candidate in 60 participants with CCM. We have enrolled the majority of participants associated with this study, and most participants who have finished their first year of treatment have now enrolled in the long-term extension study. We expect to share top-line data in H2 2024.
◦Neurofibromatosis Type 2 (NF2) (REC-2282): Our Phase 2/3 POPLAR clinical trial is a parallel group, two stage, randomized, multicenter study of this drug candidate in approximately 90 participants with progressive NF2-mutated meningiomas. Enrollment is ongoing and we expect to share a Phase 2 interim safety analysis in 2024.
◦Familial Adenomatous Polyposis (FAP) (REC-4881): Our Phase 2 TUPELO clinical trial is a multicenter, randomized, double-blind, placebo-controlled two-part clinical trial to evaluate efficacy, safety, and pharmacokinetics of this drug candidate in patients with FAP. We continue to advance this study.
◦AXIN1 or APC Mutant Cancers (REC-4881): REC-4881 is being studied for the potential treatment of AXIN1 or APC mutant cancers with an initial focus on solid tumors harboring these mutations. We are developing a Phase 2 open-label study for REC-4881 in participants with unresectable, locally advanced or metastatic cancer with AXIN1 or APC mutations. We expect to initiate a Phase 2 biomarker enriched study across select AXIN1 or APC mutant solid tumors in early 2024.
◦Clostridioides difficile Colitis (REC-3964): Our Phase 1 clinical trial is a first-in-human protocol evaluating single and multiple doses of REC-3964 in healthy volunteers and will assess the safety, tolerability and pharmacokinetic profile of REC-3964. We have enrolled the majority of participants associated with this study, and REC-3964 has been well tolerated to date. We expect to share safety and PK data in H2 2023.
◦RBM39 HR-Proficient Ovarian Cancer: In January 2023, we disclosed that RBM39 (previously identified as Target Gamma) is the novel CDK12-adjacent target identified by the Recursion OS. We believe that we can modulate this target to produce a potentially therapeutic effect in HR-proficient ovarian cancer. We have advanced this program to the preclinical stage and have initiated IND-enabling studies.
•Transformational Collaborations
We continue to advance efforts to discover potential new therapeutics with our strategic partners in the areas of neuroscience and a single indication in gastrointestinal oncology (Roche-Genentech) as well as fibrotic disease (Bayer). In the near-term, there is the potential for option exercises associated with partnership programs, option exercises associated with map building initiatives or data sharing and additional partnerships in large, intractable areas of biology or technological innovation.
•Recursion OS
◦Industrialized Program Generation: This end-to-end process validates map-based insights without human intervention. Following the proposal of disease model starting points, Industrialized Program Generation carries out the programmatic selection of compound hits, compound ordering coordination, and validation through phenomic and transcriptomic profiling. Given the large number of proto-programs that are expected from this process, we look forward to leveraging the digital chemistry technology and expertise of the Cyclica and Valence teams to design and optimize chemical structures for novel biological targets.

Additional Corporate Updates
•ESG Reporting: In March 2023, Recursion released its second annual ESG report. Materials from this report can be found at www.Recursion.com/esg.
•Annual Shareholder Meeting: The Recursion Annual Shareholder Meeting will be held on June 16, 2023 at 12:00 pm Mountain Time. In preparation for this meeting, Recursion released its annual Proxy Statement in April 2023.

First Quarter 2023 Financial Results
•Cash Position: Cash and cash equivalents were $473.1 million as of March 31, 2023.
•Revenue: Total revenue was $12.1 million for the first quarter of 2023, compared to $5.3 million for the first quarter of 2022. The increase was due to progress made in our Roche-Genentech collaboration.
•Research and Development Expenses: Research and development expenses were $46.7 million for the first quarter of 2023, compared to $32.4 million for the first quarter of 2022. The increase in research and development expenses was due to increased platform costs as we have expanded and upgraded our capabilities.
•General and Administrative Expenses: General and administrative expenses were $22.9 million for the first quarter of 2023, compared to $21.1 million for the first quarter of 2022. The increase in general and administrative expenses was due to an increase in salaries and wages of $1.2 million and increases in other administrative costs associated with growth in the size of the Company's operations.
•Net Loss: Net loss was $65.3 million for the first quarter of 2023, compared to a net loss of $56.0 million for the first quarter of 2022.

About Recursion
Recursion is a clinical stage TechBio company leading the space by decoding biology to industrialize drug discovery. Enabling its mission is the Recursion OS, a platform built across diverse technologies that continuously expands one of the world’s largest proprietary biological and chemical datasets. Recursion leverages sophisticated machine-learning algorithms to distill from its dataset a collection of trillions of searchable relationships across biology and chemistry unconstrained by human bias. By commanding massive experimental scale — up to millions of wet lab experiments weekly — and massive computational scale — owning and operating one of the most powerful supercomputers in the world, Recursion is uniting technology, biology and chemistry to advance the future of medicine.

Recursion is headquartered in Salt Lake City, where it is a founding member of BioHive, the Utah life sciences industry collective. Recursion also has offices in Toronto, Montréal and the San Francisco Bay Area. Learn more at www.Recursion.com, or connect on Twitter and LinkedIn.

Media Contact
Media@Recursion.com

Investor Contact
Investor@Recursion.com

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except share and per share amounts)

	Three months ended March 31,
	2023	2022
Revenue
Operating revenue	$12,134	$5,299
Grant revenue	—	34
Total revenue	12,134	5,333

Operating costs and expenses
Cost of revenue	12,448	7,799
Research and development	46,677	32,441
General and administrative	22,874	21,074
Total operating costs and expenses	81,999	61,314

Loss from operations	(69,865)	(55,981)
Other income, net	4,538	2
Net loss	$(65,327)	$(55,979)

Per share data
Net loss per share of Class A and B common stock, basic and diluted	$(0.34)	$(0.33)
Weighted-average shares (Class A and B) outstanding, basic and diluted	191,618,238	170,690,392

Recursion Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(in thousands)

	March 31,	December 31,
	2023	2022
Assets
Current assets
Cash and cash equivalents	$473,145	$549,912
Restricted cash	1,311	1,280
Other receivables	2,057	2,753
Other current assets	15,612	15,869
Total current assets	492,125	569,814

Restricted cash, non-current	7,920	7,920
Property and equipment, net	90,004	88,192
Operating lease right-of-use assets	35,116	33,255
Intangible assets, net	1,318	1,306
Goodwill	801	801
Other assets, non-current	82	—
Total assets	$627,366	$701,288

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$4,247	$4,586
Accrued expenses and other liabilities	25,041	32,904
Unearned revenue	57,761	56,726
Notes payable	661	97
Operating lease liabilities	4,440	5,952
Total current liabilities	92,150	100,265

Unearned revenue, non-current	57,091	70,261
Notes payable, non-current	1,179	536
Operating lease liabilities, non-current	46,771	44,420
Total liabilities	197,191	215,482

Commitments and contingencies

Stockholders’ equity
Common stock (Class A and B)	2	2
Additional paid-in capital	1,135,056	1,125,360
Accumulated deficit	(704,883)	(639,556)
Total stockholders’ equity	430,175	485,806

Total liabilities and stockholders’ equity	$627,366	$701,288

Forward-Looking Statements
This document contains information that includes or is based upon "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, including, without limitation, those regarding the timing and completion of the Cyclica and Valence acquisitions and the outcomes and benefits expected from such acquisitions; early and late stage discovery, preclinical, and clinical programs; licenses and collaborations, including option exercises by partners and additional partnerships; prospective products and their potential future indications and market opportunities; Recursion OS and other technologies; business and financial plans and performance, including cash runway; and all other statements that are not historical facts. Forward-looking statements may or may not include identifying words such as “plan,” “will,” “expect,” “anticipate,” “intend,” “believe,” “potential,” “could,” “continue,” and similar terms. These statements are subject to known or unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statements, including but not limited to: challenges inherent in pharmaceutical research and development, including the timing and results of preclinical and clinical programs, where the risk of failure is high and failure can occur at any stage prior to or after regulatory approval due to lack of sufficient efficacy, safety considerations, or other factors; our ability to leverage and enhance our drug discovery platform; our ability to obtain financing for development activities and other corporate purposes; the success of our collaboration activities; our ability to obtain regulatory approval of, and ultimately commercialize, drug candidates; our ability to obtain, maintain, and enforce intellectual property protections; cyberattacks or other disruptions to our technology systems; our ability to attract, motivate, and retain key employees and manage our growth; inflation and other macroeconomic issues; and other risks and uncertainties such as those described under the heading “Risk Factors” in our filings with the U.S. Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q and our Annual Report on Form 10-K. All forward-looking statements are based on management’s current estimates, projections, and assumptions, and Recursion undertakes no obligation to correct or update any such statements, whether as a result of new information, future developments, or otherwise, except to the extent required by applicable law.